EXHIBIT 10.01
February 5, 2008
Andrew D. Miller
28011 Audrey Smith Lane
Saratoga, CA 95070
Re: Revised Offer of Employment by Cepheid
Dear Andy:
     I am very pleased to confirm our revised offer to you of employment with Cepheid (the “Company”). You will report to John Bishop, Chief Executive Officer, in the position of Senior Vice President, Chief Financial Officer. The terms of our offer and the benefits currently provided by the Company are as follows:
     1. Starting Salary. Your starting salary will be $375,000.00 per year and will be subject to annual review.
     2. Incentive Plan. You will be eligible to receive a target annual incentive cash bonus of 35% of your base salary on an annual basis, commencing with calendar year 2008. Your first year’s bonus for calendar year 2008 will be prorated based on your employment commencement date and will be guaranteed. In subsequent years, your bonus will be determined by the Compensation Committee of the Board based upon achievement of corporate and individual objectives to be agreed upon each year between you and the CEO in advance. The details of the Key Employee Incentive Plan will be provided to you upon commencement of employment.
     3. Benefits. You will accrue Paid Time Off (PTO) based on an accrual rate of 20 days per year, commencing with your hire date. Beginning with your sixth year of employment, you will accrue PTO based on an accrual rate of 25 days per year. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.
     Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment related to salary, incentive plan, and benefits at any time.
     4. Separation Benefits. Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary, reimbursements and PTO accrued to the date of your termination of employment; and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law; and continued rights to indemnification and defense by the Company and its insurers, subject to the terms of the Company’s insurance and indemnification policies.
     Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, provided you sign a valid and binding mutually-acceptable general release of claims in favor of the Company. Payment of your severance benefits shall be subject to deferral as necessary to comply with Section 409A of the Internal Revenue Code (the “Code”). You agree that, except as set forth below, you will not be entitled to any other compensation, award or damages with respect to your employment or termination.
a)	In the event of your voluntary termination, or upon a termination by the Company for Cause, you will not be entitled to any cash severance benefits or additional vesting of any outstanding stock options granted or restricted stock issued to you by the Company.

b)	In the event of your termination by the Company without Cause within 12 months of your date of hire, provided that you sign a valid and binding mutually-acceptable general release of claims in favor of the Company, (i) you shall receive a single lump sum severance payment equal to twelve months of your then current annual base salary (less applicable deductions and withholdings) payable within ten business days of the effective date of your termination, subject to any deferral of payment under Section 409A of the Code; (ii) you shall be eligible to receive a single lump sum payment in respect of your bonus under the Company’s then-effective Key Employee Incentive Plan, as determined by the Chief Executive Officer of the Company based upon his assessment of the level of achievement of corporate objectives and your individual objectives as of the date of termination, which bonus shall then be prorated based upon the termination date. This bonus payment, if any, will be payable, less applicable deductions and withholdings, within ten business days of the effective date of your termination and will be subject to any deferral of payment under Section 409A of the Code; (iii) if you choose to continue your health care benefits pursuant to COBRA for you and your eligible dependents, the Company will pay your COBRA premiums for a period of twelve months from the effective date of your termination, provided you or your dependents remain eligible under the provisions of COBRA.

c)	Notwithstanding the foregoing, in the event of your Termination Upon a Change of Control (as defined in the Change of Control Retention and Severance Agreement attached as Exhibit A), you will receive the severance and equity acceleration benefits set forth in such agreement in lieu of any severance benefits under this agreement.

d)	If your severance and other benefits provided for in this section constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

e)	“Cause” means your (a) failure or refusal to perform any reasonable and lawful duty of your position or failure to follow the lawful directions of the Chief Executive Officer after being given written notice of such failure and fifteen days in which to cure your performance, provided that such notice will be required only with respect to the first failure; (b) commission of an act that constitutes misconduct and is injurious to the Company or any subsidiary; (c) conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (d) committing an act of fraud against, or the misappropriation of property belonging to, the Company or any subsidiary; (e) commission of an act of dishonesty in connection with your responsibilities as an employee and affecting the business or affairs of the Company; or (f) breach of any confidentiality, proprietary information or other agreement between you and the Company or any subsidiary.
     5. Change of Control. The Company will offer you the change of control benefits detailed in Exhibit A effective with your date of hire.
     6. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options and restricted shares granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.
     7. Options. The Compensation Committee of the Board of Directors of the Company has approved a grant to you of an option to purchase up to 200,000 shares of Common Stock of the Company at the closing fair market value of the Company’s Common Stock at the end of business on your first day of employment. The shares you will be given the opportunity to purchase will vest at the rate of twenty-five percent (25%) upon your first anniversary with the Company, and an additional 1/48 of the total number of shares per month thereafter, so long as you remain employed by the Company. The grant of such option by the Company is not a promise of compensation and is not intended to create any obligation on the part of the Company. The option will be granted pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”), further details of which will be provided to you.
     8. At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without Cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.
     9. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.
     10. Insider Trading Policy. Your continued employment is also contingent upon reading and signing the enclosed Insider Trading Policy.
     11. Background Check. This offer is contingent upon a successful completion of a background check, including a check of your employment references and credit. This offer can be rescinded based upon data received in the background check.
     12. Acceptance. This offer will remain open until February 8, 2008. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.
     We look forward to the opportunity to welcome you to the Company.

Sincerely,
/s/ Laurie King
Laurie King
Vice President, Human Resources

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Andrew D. Miller	Date signed:	February 6, 2008

Andrew D. Miller

April 14, 2008

Start Date